EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ambit Biosciences Corporation Announces Second Quarter 2013 Operational Results

- Company to Host Conference Call and Webcast at 5:00 p.m. EDT, Today, August 13, 2013

SAN DIEGO – August 13, 2013 – Ambit Biosciences (NASDAQ: AMBI), a biopharmaceutical company focused on discovery and development of drugs targeting unmet needs in oncology, autoimmune and inflammatory disease, today announced results for the second quarter and six months ended June 30, 2013. The company will host a conference call today to provide an operational update and discuss financial results, its first as a public company.

“The second quarter was transformative for Ambit. We successfully completed our initial public offering, which put us on solid financial footing to continue the clinical development of quizartinib, our lead drug candidate,” said Michael Martino, president and Chief Executive Officer. “Our primary goal is to make this potentially important new therapy available to patients with acute myeloid leukemia (AML), who are in need of better treatment options.”

Second Quarter Highlights and Recent Events

•	Raised net proceeds of approximately $83 million after completion of an initial public offering of common stock, including $25 million in a concurrent private placement with existing investors

•

Presented results from the Phase 2 ACE study of quizartinib in patients with relapsed or refractory AML at the annual meeting of the American Society of Clinical Oncology (ASCO) and at the 18th Congress of the European Hematology Association

•	Completed top line analyses from the Phase 2b clinical trial of quizartinib

•	Held a Type C meeting with the FDA in June. FDA requested additional information and analyses be presented at the end of Phase 2 (EOP2) meeting

•	Submitted four abstracts to the American Society of Hematology (ASH) for the annual meeting in December 2013

Quizartinib Program Update

The Company has completed preliminary top line analyses of the Phase 2b clinical trial of quizartinib. This trial studied 30mg and 60mg doses administered daily to FLT3 ITD positive patients 18 years and older who were relapsed or refractory to second line treatment or a hematopoietic stem cell transplant (HSCT). Data from the top line efficacy analysis at both 30mg and 60mg are consistent with data from the comparable patient cohort in the Company’s Phase 2 trial (n=136) in which there was a 46% CRc rate with 35% of patients bridged to a HSCT. In addition, the top line analysis from the 30mg and 60mg doses in the Phase 2b trial suggests that Grade 3 QTc rate has been reduced with these lower doses as compared to the previously reported Phase 2 results and in line with the preliminary analysis of the first 39 patients in the Phase 2b trial. Other safety findings are consistent with the previously reported Phase 2 results and the preliminary analysis in the Phase 2b trial.

The Company held a Type C meeting with the FDA in June. In this meeting, the Company discussed the potential acceptability of composite complete response (CRc), and specifically complete remission with incomplete hematologic recovery (CRi), as a surrogate endpoint that could support an accelerated approval based on the two Phase 2 clinical trials. Historically the FDA has considered durable complete response (CR) as an acceptable endpoint for accelerated approval. However, the FDA noted at the June Type C meeting that the overall clinical benefit of quizartinib will be a review issue and asked the Company to provide additional data, including further analyses from its Phase 2 and Phase 2b clinical trial, and historical data to support CRi as an endpoint that is reasonably likely to predict clinical benefit.

“We are encouraged by the top line analysis of the data from the Phase 2b study and the recent Type C meeting discussions with the FDA,” said Martino. “Our goal for the upcoming EOP2 meeting is to provide the FDA with the requested additional historical data to support CRi as an endpoint that is reasonably likely to predict clinical benefit, the full Phase 2b dataset and additional data analyses of both Phase 2 clinical trials supporting the clinical benefit of CRi. We are working diligently to provide the data requested; however with the additional work we now expect that the EOP2 meeting will take place in November.”

Until the outcome of the EOP2 meeting with the FDA is known, the Company’s guidance remains that a randomized, controlled Phase 3 clinical trial of quizartinib with an overall survival endpoint will need to be completed prior to seeking regulatory approval. The Company remains on track to initiate the Phase 3 clinical trial in relapsed and refractory FLT3-ITD (+) AML patients in early 2014.

Four abstracts have been submitted to the American Society of Hematology (ASH) for the annual meeting in December 2013, including (1) the complete patient dataset from the Phase 2b study; (2) the preliminary analyses from the Phase 1 study of quizartinib in combination with chemotherapy in younger newly diagnosed AML patients; (3) the complete patient dataset from the Phase 1b/2 investigator sponsored AML 18 pilot study, which combined quizartinib with chemotherapy in older newly diagnosed AML patients, and (4) final data from the Therapeutic Advances in Childhood Leukemia & Lymphoma (TACL) Phase 1 pediatric trial evaluating quizartinib in combination with chemotherapy in patients that are 21 or younger with relapsed ALL or AML.

Upcoming Events

The Company expects the following events to occur during the second half of 2013 and the first half of 2014:

•	Nov. 2013: Participation in an EOP2 meeting with the FDA to determine the regulatory path of quizartinib for relapsed and refractory AML as described above

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Dec. 2013: Presentation at ASH of the full Phase 2b data set from the 76 patients with relapsed or refractory FLT3-ITD (+) AML treated at doses of 30mg and 60mg of quizartinib, subject to acceptance of the abstract for presentation

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Dec. 2013: Presentation at ASH of (i) the Phase 1 study with quizartinib in combination with chemotherapy in younger newly diagnosed AML patient, (ii) an investigator sponsored study (AML-18 pilot) which combined quizartinib with chemotherapy in older newly diagnosed patients with AML and (iii) the TACL pediatric trial, each subject to acceptance of abstracts for presentation

•	Early 2014: Initiation of the Phase 3 study of quizartinib in FLT3-ITD (+) relapsed or refractory AML patients

•	2Q14: Submission of an IND for AC708, a CSF1R inhibitor with potential utility in oncology and inflammatory diseases

Financial Results

Three months ended June 30, 2013 compared to quarter ended June 30, 2012

Revenues were $11.5 million and $5.2 million for the quarters ended June 30, 2013 and 2012, respectively. The increase of $6.4 million was primarily due to an increase in license fee amortization related to the Company’s collaboration with Astellas Pharma. In March 2013, the Company received a notice of termination of the agreement from Astellas, which termination will be effective September 2013. Research and development expenses were $6.7 million and $10.8 million for the quarters ended June 30, 2013 and 2012, respectively. The decrease of $4.1 million was primarily due to lower quizartinib research and development expenses, resulting from a reduction in the number of patients being treated and followed in the Company’s Phase 2 clinical trial as the trial reached its completion. General and administrative expenses were $2.2 million and $1.6 million for the quarters ended June 30, 2013 and 2012, respectively. The increase of $644,000 was primarily due to increased costs related to patent prosecution and increased stock-based compensation expense.

Other income (net) was $2.5 million for the three months ended June 30, 2013, and other expense (net) was $672,000 for the three months ended June 30, 2012. The increase of $3.1 million was primarily due to the change in fair value of the Company’s stock warrant liabilities, which is based on the change in fair value of the underlying preferred or common securities.

Six months ended June 30, 2013 compared to six months ended June 30, 2012

Revenues were $18.1 million and $10.4 million for the six months ended June 30, 2013 and 2012, respectively. The increase of $7.7 million was primarily due to an increase in license fee amortization related to the Company’s collaboration with Astellas Pharma. In March 2013, the Company received a notice of termination of the agreement from Astellas, which termination will be effective September 2013. Research and development expenses were $15.7 million and $22.0 million for the six months ended June 30, 2013 and 2012, respectively. The decrease of $6.3 million was primarily due to lower quizartinib research and development expenses, resulting from a reduction in the number of patients being treated and followed in the Company’s Phase 2 clinical trial as the trial reached its completion. General and administrative expenses were $4.0 million and $3.3 million for the six months ended June 30, 2013 and 2012, respectively. The increase of $670,000 was primarily due to increased costs related to patent prosecution and increased stock-based compensation expense.

At June 30, 2013, the Company had cash and equivalents of $85.3 million, compared to $17.5 million at December 31, 2012. The increase of $67.8 million was primarily due to the completion of an initial public offering that raised net proceeds of $58.1 million and to the completion of a concurrent private offering that raised net proceeds of $25.1 million, less cash used to fund operations.

Financial Guidance

The Company expects its research and development expense to increase as it prepares for the initiation of the Phase 3 clinical trial of quizartinib in relapsed or refractory AML patients, which is expected to begin early in 2014. Under the base case operating plan, which assumes that the FDA will require a randomized, controlled Phase 3 clinical trial for an NDA submission, the Company expects cash and cash equivalents to be sufficient to fund this trial and current operations through the receipt of top line data from the Company’s Phase 3 trial in relapsed/refractory AML.

Conference Call and Webcast

A conference call hosted by the Ambit management team will be webcast live today or may be accessed by dialing 866-436-9172 for domestic callers and 630-691-2760 for international callers. Please specify to the operator that you would like to join the “Ambit Second Quarter 2013 Financial Results Call, conference ID#:35424048.” If you are unable to listen to the live webcast, a teleconference replay will be available through Monday, August 19, 2013. Interested parties can access the replay by dialing 888-843-7419 or 630-652-3042 internationally and entering the conference number 35424048.

The conference call webcast is accessible through the “Investors & Media” section of the Ambit website at http://www.ambitbio.com. An online replay will be available following the initial broadcast until Friday, September 13, 2013. Please visit Ambit’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$11,547	$5,174	$18,139	$10,407
Operating expenses:
Research and development	6,664	10,811	15,669	21,951
General and administrative	2,197	1,553	3,973	3,303
Gain on sale of kinase profiling services business	—	(565)	—	(1,120)

Total operating expenses	8,861	11,799	19,642	24,134

Income (loss) from operations	2,686	(6,625)	(1,503)	(13,727)
Other income (expense)	2,474	(672)	(1,639)	(1,576)

Consolidated net income (loss)	$5,160	$(7,297)	$(3,142)	$(15,303)

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
Cash, cash equivalents	$85,285	$17,481
Other assets	998	1,948
Property and equipment, net	799	560

Total assets	$87,082	$19,989

Accounts payable, accrued expenses and other liabilities	$8,904	$12,923
Deferred revenue	6,947	20,671
Warrant liabilities	6,965	10,540
Redeemable non-controlling interest	—	3,323
Convertible preferred stock	—	170,778
Stockholders’ equity (deficit)	64,266	(198,246)

Total liabilities and stockholders’ equity	$87,082	$19,989

About Ambit

Ambit is a biopharmaceutical company focused on the discovery, development and commercialization of drugs to treat unmet medical needs in oncology, autoimmune and inflammatory diseases by inhibiting kinases that are important drivers for those diseases.

Ambit’s lead drug candidate, quizartinib (AC220), is a once-daily, orally-administered potent and selective, inhibitor of FMS-like tyrosine kinase-3 (FLT3) and is currently under clinical development in patients with relapsed/refractory acute myeloid leukemia (AML) and in newly diagnosed AML patients in combination with chemotherapy as well as maintenance following a hematopoietic stem cell transplantation (HSCT). In addition to quizartinib, Ambit’s clinical pipeline includes AC410, an oral JAK2 inhibitor, and CEP-32496, a BRAF inhibitor licensed to Teva Pharmaceutical Industries Ltd. Ambit’s preclinical portfolio includes a proprietary CSF1R inhibitor program.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with Ambit’s expectations regarding future development and therapeutic potential of quizartinib and Ambit’s other drug candidates, progress and timing of Ambit’s drug development programs, including the submission of regulatory filings and planned discussions with regulatory bodies, plans regarding future clinical trials of quizartinib and Ambit’s other drug candidates, the progress and expected timing of clinical trials, the presentation of data from clinical trials, the clinical benefits to be derived from quizartinib and Ambit’s other drug candidates, the regulatory approval path for quizartinib, the strength of Ambit’s balance sheet and adequacy of cash on hand, and Ambit’s financial guidance. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “expects,” “hopes”, “may,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ambit’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Ambit’s programs are described in additional detail in Ambit’s SEC filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ambit undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts:

Marcy Graham (Investors)

Ambit Biosciences

(858) 334-2125

mgraham@ambitbio.com

Ian Stone or David Schull (Media)

Russo Partners

(619) 308-6541

(212) 845-4271

ian.stone@russopartnersllc.com

david.schull@russopartnersllc.com